Exhibit 4.2
CONFORMED VERSION

VIRGIN MEDIA – EURO ADDITIONAL O FACILITY ACCESSION DEED

To:    The Bank of Nova Scotia (as “Facility Agent”)

From:
The persons listed in Schedule 1 to this Additional O Facility Accession Deed (the “Additional O Facility Lenders”, such defined term to include any lender which becomes a New Lender in respect of the O Facility, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 to this Additional O Facility Accession Deed, or a Transfer Agreement substantially in the form Schedule 4 to this Additional O Facility Accession Deed)

Date:    4 October 2019
Virgin Media Finance PLC—Senior Facilities Agreement dated 7 June 2013 as amended on 14 June 2013, and as amended and restated on 17 July 2015 and 30 July 2015, as further amended on 16 December 2016 and further amended and restated on 19 April 2017 and 22 February 2018 (the “Credit Agreement”)

1.	In this Additional O Facility Accession Deed:
“Borrower” means Virgin Media SFA Finance Limited.
“Fee and Syndication Letter” means the fee and syndication letter dated 30 September 2019 between, among others, the Borrower, the Company and the Mandated Lead Arrangers (each as defined in the Fee and Syndication Letter).
“O Facility” means the €750,000,000 term loan facility made available under this Additional O Facility Accession Deed.
“O Facility Advance” means a Euro-denominated advance made to the Borrower by the Additional O Facility Lenders under the O Facility.
“O Facility Commitment” means, in relation to an Additional O Facility Lender, the amount in Euro set opposite its name under the heading “O Facility Commitment” in Schedule 1 to this Additional O Facility Accession Deed and any such O Facility Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as company and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 24 May 2019 between (among others) DLG Acquisitions Limited as parent and National Westminster Bank plc as facility agent; (iii) the credit agreement dated 5 March 2015 between (among others)

Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (iv) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 8 (Third amendments, waivers, consents and other modifications) and Schedule 9 (Fourth amendments, waivers, consents and other modifications) of this Additional O Facility Accession Deed; (v) the credit agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (vi) the indenture dated 29 January 2015 in respect of the $400,000,000 5.875% senior notes due 2025 and €950,000,000 4.625% senior notes due 2025 issued by Ziggo Bond Finance B.V.; (vii) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V.; (viii) the indenture dated 1 February 2017 in respect of the £675,000,000 5% senior secured notes due 2027 issued by Virgin Media Secured Finance PLC; (ix) the indenture dated 21 June 2017 in respect of the €635,000,000 3.845% senior notes due 2029 issued by UPC Holding B.V.; (x) the credit agreement dated 16 December 2016 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent; (xi) the indenture dated 16 August 2017 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company; (xii) the indenture dated 18 October 2017 in respect of the $550,000,000 5.500% senior notes due 2028 issued by UPC Holding B.V.; (xiii) the indenture dated 13 December 2017 in respect of the $1,000,000,000 5.500% senior secured notes due 2028 and €600,000,000 3.500% senior secured notes due 2028 issued by Telenet Finance Luxembourg Notes S.à r.l.; (xiv) the trust deed dated 4 April 2018 as amended by a supplemental trust deed dated 26 July 2018 in respect of the £350,000,000 5.750% receivables financing notes due 2023 issued by Virgin Media Receivables Financing Notes II Designated Activity Company and (xv) the indenture dated 16 May 2019 as amended by a supplemental indenture dated 5 July 2019 in respect of $1,425,000,000 aggregate principal amount of 5.50% senior secured notes due 2029 and £340,000,000 aggregate principal amount of 5.25% senior secured notes due 2029 issued by Virgin Media Secured Finance PLC, in each case, as amended from time to time up to the date of this Additional O Facility Accession Deed.
“Majority Additional O Facility Lenders” means the Additional O Facility Lenders, the aggregate of whose O Facility Commitments exceeds 50 per cent. of the aggregate of the O Facility Commitments under this Additional O Facility Accession Deed.

2.	Unless otherwise defined in this Additional O Facility Accession Deed, terms defined in the Credit Agreement shall have the same meaning in this Additional O Facility

Accession Deed and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.3 (Construction) of the Credit Agreement apply to this Additional O Facility Accession Deed as though they were set out in full in this Additional O Facility Accession Deed.

3.	We refer to Clause 2.6 (Additional Facilities) of the Credit Agreement. This Additional O Facility Accession Deed is an Additional Facility Accession Deed for the purposes of the Credit Agreement.

4.
This Additional O Facility Accession Deed will take effect on the date on which the Facility Agent notifies the Company and the Additional O Facility Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional O Facility Accession Deed, in each case in form and substance satisfactory to it (acting reasonably), or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional O Facility Lenders (the “Additional Facility Commencement Date”). The Facility Agent must give this notification to the Company and the Additional O Facility Lenders promptly upon being so satisfied.

5.	We, the Additional O Facility Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.6 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Group Intercreditor Agreement, the Security Trust Agreement and the HYD Intercreditor Agreement.

6.
The Company confirms to the Additional O Facility Lenders that all requirements of paragraph (a) of Clause 2.6 (Additional Facilities) of the Credit Agreement are fulfilled as of the date of this Additional O Facility Accession Deed.

7.
The Additional Facility Commitment in relation to an Additional O Facility Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its O Facility Commitment.

8.
Any interest due in relation to the O Facility will be payable on the last day of each Interest Period in accordance with Clause 14.4 (Payment of Interest for Term Facility Advances) of the Credit Agreement.

9.
The Additional Facility Availability Period for the O Facility shall be the period from and including the Additional Facility Commencement Date up to and including the date falling forty-five Business Days after the Additional Facility Commencement Date or such other date agreed between the Additional O Facility Lenders and the Company. At

the end of the Additional Facility Availability Period for the O Facility, the Available Commitments in respect of the O Facility shall automatically be cancelled and the Available Commitments in respect of the O Facility for each Additional O Facility Lender shall automatically be reduced to zero.

9A
Subject to the terms of this Additional O Facility Accession Deed, the Additional O Facility Lenders make available to the Borrower a term loan facility in an amount equal to the aggregate of the O Facility Commitments.

10.
The O Facility may be drawn by up to two Advances (or any other number of Advances agreed between the Additional O Facility Lenders and the Company) and no more than two Utilisation Requests (or any other number of Utilisation Requests agreed between the Additional O Facility Lenders and the Company) may be made in respect of the O Facility under the Credit Agreement.

11.
The first Interest Period to apply to each O Facility Advance will be a period running from the first Utilisation Date in respect of that O Facility Advance to (and excluding) 15 October 2019, and thereafter shall be determined in accordance with Clause 14.2 (Duration) of the Credit Agreement.

12.
The O Facility Advances will be used for general corporate and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of any member of the Bank Group and the payment of any fees and expenses in connection with the O Facility or other transactions related thereto.

13.
The Final Maturity Date in respect of the O Facility will be 31 January 2029 or such other date agreed between the Additional O Facility Lenders and the Company. The Additional Facility Termination Date in respect of the O Facility will be the Final Maturity Date.

14.	The outstanding O Facility Advances will be repaid in full on the Final Maturity Date.

15.
The Margin in relation to the O Facility is 2.50 per cent. per annum or such other rate agreed between the Additional O Facility Lenders and the Company. For the avoidance of doubt, each party to this Additional O Facility Accession Deed accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below 0 per cent. then EURIBOR will be deemed to be 0 per cent.

16.	The Borrower in relation to the O Facility is Virgin Media SFA Finance Limited.

17.	Each O Facility Advance shall be issued at 99.75% of par provided that no original issue discount shall be payable on any O Facility Advance arising from an increase in the O

Facility Commitments effected in accordance with paragraph 5 (O OID Fees Funding) of the Fee and Syndication Letter.

18.
The interest rate for the O Facility will, subject to paragraph 15 above, be calculated in accordance with Clause 14 (Interest on Term Facility Advances) of the Credit Agreement, being the sum of EURIBOR and the applicable Margin.

19.	If on or prior to the date falling 6 months after the date of this Additional O Facility Accession Deed (but not otherwise) the Borrower:

(a)
makes any prepayment of the O Facility in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any Obligor, any member of the Bank Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Bank Group; or

(b)
effects any amendment of this Additional O Facility Accession Deed or the Credit Agreement resulting in a Repricing Transaction (as defined below) other than, for the avoidance of doubt, any amendments contemplated by Schedule 8 (Third amendments, waivers, consents and other modifications) or Schedule 9 (Fourth amendments, waivers, consents and other modifications) of this Additional O Facility Accession Deed resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional O Facility Lender:

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional O Facility Lender’s O Facility Advance which is prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the O Facility Advance of each Additional O Facility Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional O Facility Accession Deed and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the O Facility Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the O Facility Advances which has (or any amendment to this Additional O Facility Accession Deed or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the O Facility Advances.

20.
(a)    Provided that any upsizing of the O Facility permitted under this paragraph 20 will not breach any term of the Credit Agreement, the O Facility may be upsized by any amount, by the signing of one or more further Additional O Facility Accession Deeds, that specify (along with the other terms specified therein) Virgin Media SFA Finance Limited as the sole Borrower and which specify Additional O Facility Commitments denominated in Euro, to be drawn in Euro, with the same Final Maturity Date and Margin as specified in this Additional O Facility Accession Deed.

(b)
For the purposes of this paragraph 20 (unless otherwise specified), references to O Facility Advances shall include Advances made under any such further and previous Additional O Facility Accession Deed.

(c)
Where any O Facility Advance has not already been consolidated with any other O Facility Advance, on the last day of any Interest Period for that unconsolidated O Facility Advance, that O Facility Advance will be consolidated with any other O Facility Advance which has an Interest Period ending on the same day as that unconsolidated O Facility Advance, and all such O Facility Advances will then be treated as one Advance under the O Facility.

21.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by the Parent or the Company under the Credit Agreement or any other Relevant Finance Document on or after the date of this Additional O Facility Accession Deed, each Additional O Facility Lender hereby consents (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or related funds that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties consent (in their capacity as Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties, as applicable) to any and all of the following:

(a)
any and all of the items set out in Schedule 8 (Third amendments, waivers, consents and other modifications) and Schedule 9 (Fourth amendments, waivers, consents and other modifications) of this Additional O Facility Accession Deed (the “Approved Amendments”);

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made either to implement the Approved Amendments or to conform any Relevant Finance Document to the Approved Amendments; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made to conform any Relevant Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to the Liberty Global Reference Agreement referred to at paragraphs (iv) to (ix) and (xi) to (xv) and in respect of the schedules in relation to covenants, events of default or definitions in the Liberty Global Reference Agreements referred to at paragraph (iii) of that definition shall be limited to those that are mechanical in nature unless specifically referenced in the Approved Amendments and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional O Facility Accession Deed shall constitute the irrevocable and unconditional written consent of each Additional O Facility Lender (in the capacity of a Lender, and if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional O Facility Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and related funds that is a Lender under a Revolving Facility or an Additional Facility that is a revolving facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consents or other modifications to the Relevant Finance Documents for the purposes of Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause in any other Relevant Finance Document relating to amendments of that Relevant Finance Document, without any further action required on the part of any party thereto.

22.
Each Additional O Facility Lender hereby waives (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates and related funds that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties waives (in their capacity as Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties, as applicable) receipt of any fee in connection with the foregoing consents, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the Group Intercreditor Agreement or

HYD Intercreditor Agreement may be paid a fee in consideration of such Lenders’ or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
Each Additional O Facility Lender hereby acknowledges and agrees (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates and related funds that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties acknowledge and agree (in their capacity as Lenders under a Revolving Facility or Additional Facility that is a revolving facility or Hedge Counterparties, as applicable) that the Facility Agent and/or the Security Trustee may, but shall not be required to, send to it any further formal amendment request in connection with all, or any of the proposed amendments referred to under paragraph 21 above and the Facility Agent and/or the Security Trustee (as applicable) shall be authorised to consent on behalf of it, as a Lender under one or more Facilities and as a Hedge Counterparty under the Group Intercreditor Agreement and the HYD Intercreditor Agreement, to any such proposed amendments set out under paragraph 21 above (and the Facility Agent and/or the Security Trustee shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Instructing Group, or the relevant requisite Lenders, or the Hedge Counterparties, have consented to the relevant amendment, waiver or other modification in accordance with Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause relating to amendments in any other Relevant Finance Document.

24.
On the first Utilisation Date in respect of the O Facility, each of the Company and the Borrower, on its own behalf, the Company only in respect of Clause 21.9 (Accounts) of the Credit Agreement, and the Company, on behalf of each Obligor, confirms that each Repeating Representation is true and correct in all material respects as if made at the first Utilisation Date in respect of the O Facility with reference to the facts and circumstances then existing, and as if each reference to the Relevant Finance Documents includes a reference to this Additional O Facility Accession Deed.

25.
The Company confirms for itself and, in its capacity as Obligors’ Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 28 (Guarantee and Indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and, for the avoidance of doubt, extend to all Additional Facilities and the O Facility Commitment and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under all Additional Facilities including, for the avoidance of doubt, the O Facility Commitments.

26.	Each Additional O Facility Lender confirms to each other Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the O Facility being made available pursuant to this Additional O Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Relevant Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligors’ related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

27.
Each of the Additional O Facility Lenders agrees that, without prejudice to Clause 36.8 (Transfer Deed) or Clause 36.9 (Transfer Agreements) of the Credit Agreement, as applicable, each New Lender shall become, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 (Transfer Deed) to this Additional O Facility Accession Deed or a Transfer Agreement substantially in the form of Schedule 4 (Transfer Agreement) to this Additional O Facility Accession Deed, as applicable, bound by the terms of this Additional O Facility Accession Deed as if it were an original party hereto as an Additional O Facility Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional O Facility Accession Deed as would have been acquired, granted and assumed had the New Lender been an original party to this Additional O Facility Accession Deed as an Additional O Facility Lender.

28.
We, the Additional O Facility Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Trustee is therefore irrevocably authorised in accordance with Clause 42.8(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

29.
The Facility Office and address for notices of each Additional O Facility Lender for the purposes of Clause 39 (Notices and Delivery of Information) of the Credit Agreement will be that notified by each Additional O Facility Lender to the Facility Agent.

30.	If a term of this Additional O Facility Accession Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Additional O Facility Accession Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Additional O Facility Accession Deed.

31.
Clause 46 (Jurisdiction) of the Credit Agreement is incorporated into this Additional O Facility Accession Deed as if set out in full and as if references in that clause to “this Agreement” or a “Relevant Finance Document” are to this Additional O Facility Accession Deed.

32.
This Additional O Facility Accession Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional O Facility Accession Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional O Facility Accession Deed.

33.	This Additional O Facility Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

34.	ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
Each Additional O Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional O Facility Lender becomes a party to this Additional O Facility Accession Deed as a lender, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

35.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
Each Additional O Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional O Facility Lender becomes a party to this Additional O Facility Accession Deed as a lender, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

36.	ACCESSION TO THE SECURITY TRUST AGREEMENT
Each Additional O Facility Lender confirms that, as from the date hereof, or, if later, the date on which that Additional O Facility Lender becomes a party to this Additional O Facility Accession Deed as a lender, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

SCHEDULE 1
ADDITIONAL O FACILITY LENDER AND COMMITMENTS

Additional O Facility Lender	O Facility Commitment (Euro)
The Bank of Nova Scotia	€750,000,000
Total	€750,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents
In relation to the Company and the Borrower in respect of the O Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company or the Borrower (as applicable) confirming that the Company or the Borrower (as applicable) has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date an officer’s certificate in relation to the Company or the Borrower (as applicable) was last delivered to the Facility Agent;

(b)	a copy of a board resolution of the management board of such person approving, in the case of the Company and the Borrower, its entry into this Additional O Facility Accession Deed; and

(c)
a duly completed certificate of a duly authorised officer of the Company and the Borrower in the form attached in Part 3 of Schedule 9 (Form of Additional Facility Officer’s Certificate) of the Credit Agreement with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Company or the Borrower (or both) in connection with the utilisation of the O Facility have been or will be paid.

3.	Designation
Duly executed copies of notices from the Company:

(a)	designating the O Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the O Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.	Legal Opinions
An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(a)	the due incorporation, capacity and authorisation of the Company and the Borrower; and

(b)	the relevant obligations to be assumed by the Borrower and the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

SCHEDULE 3
TRANSFER DEED
To:    [●] as Facility Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated 7 June 2013 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrower and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [●] October 2019, pursuant to which a €750,000,000 term loan facility is made available to the Borrower as an Additional O Facility (the “O Facility”) under the Credit Agreement (the “Additional O Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[●] (the “Existing O Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing O Lender’s Commitment in the O Facility as at the date of this Deed; and

(b)
requests [●] (the “New O Lender”) to accept and procure the transfer by novation to the New O Lender of the Portion Transferred (as defined in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.
The New O Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.8 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

4.
The New O Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing O Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the

Existing O Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.
The New O Lender undertakes with the Existing O Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Existing O Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Existing O Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing O Lender (a) to accept a retransfer from the New O Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New O Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New O Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.
Any New O Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New O Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New O Lender has previously provided the Company with the above documents (in connection with any financing made available by such New O Lender to the Company)

such New O Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

9.
[Each party to this Deed agrees, the Facility Agent agrees on behalf of each Finance Party, and [●] agrees on behalf of each Obligor, that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.]

10.	This Deed is a Finance Document.

11.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

12.	[ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

13.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and as a Senior Finance Party as if it had been an original party thereto in such capacity.

14.	ACCESSION TO THE SECURITY TRUST AGREEMENT

15.
The Assignee hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.]

16.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

Existing O Lender
1.	O Facility Commitment	Portion Transferred

The Existing O Lender	The New O Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

________________________________________________________________________
ADMINISTRATIVE DETAILS
Please provide administrative details of the New O Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 4

TRANSFER AGREEMENT

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. ________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][other]

3.	Borrower(s): ______________________________

4.	Facility Agent: [●], as the facility agent under the Senior Facilities Agreement

5.	Senior Facilities Agreement: [The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]

6.	Assigned Interest[s]:

Assignor [s][5]	Assignee [s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
%
%
%

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.
ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and as a
________________________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Senior Finance Party as if it had been an original party thereto in such capacity.

ACCESSION TO THE SECURITY TRUST AGREEMENT
The Assignee hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

7.	[Trade Date: ______________][10]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
IN WITNESS WHEREOF this Assignment and Assumption has been executed as a deed by the parties hereto and is delivered on the date written above.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11
[NAME OF ASSIGNOR]

By:    ________________________
Title:

[NAME OF ASSIGNOR]

By:    ________________________
Title:

ASSIGNEE[S]12
[NAME OF ASSIGNEE]
________________________
10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
11 Include appropriate signature blocks and add additional signature blocks as needed
12 Include appropriate signature blocks and add additional signature blocks as needed.

By:    ________________________
Title:

[NAME OF ASSIGNEE]

By:    ________________________
Title:
ADMINISTRATIVE DETAILS
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:13
[Accepted:
[NAME OF FACILITY AGENT], as
Facility Agent
By:    ________________________
Title:
[Consented to:]14
[NAME OF RELEVANT PARTY]
By:    ________________________
Title:

________________________
13 To be replicated for each Assignee.
14 To be added only if the consent of the Company and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

ANNEX 1
[__________________]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Relevant Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Relevant Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Relevant Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Relevant Finance Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clause 36.4 (Assignments or Transfers by Lenders) to 36.7 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 36.4 (Assignments or Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 23.2 (Financial information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit
________________________

15 Describe Senior Facilities Agreement at option of Facility Agent.

analysis and decision to enter into this Assignment and Assumption and to purchase [the][such]
Assigned Interest, and (vii) [if it is a Foreign Lender]16 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Relevant Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Relevant Finance Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.17 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    Any Assignee that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the Assignee as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If an Assignee has previously provided the Company with the above documents (in connection with any financing made available by such Assignee to the Company) such Assignee shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

________________________
16 The concept of “Foreign Lender” should be conformed to the section in the Senior Facilities Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.
17 Note Clause 36.17 (Pro rata Interest Settlement) of the Senior Facilities Agreement. The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

SCHEDULE 5
[RESERVED]

SCHEDULE 6
[RESERVED]

SCHEDULE 7
[RESERVED]

SCHEDULE 8
THIRD AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 8 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Alternative Benchmarks:

(a)	Add the following new definitions to Clause 1.1 (Definitions) as follows:
“Alternative Benchmark Commencement Date” means any Business Day on which the Facility Agent and the Company agree upon an Alternative Benchmark Rate.
“Alternative Benchmark Rate” means any alternative benchmark rate agreed in writing between the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company (in each case, acting reasonably) from time to time, provided that the Facility Agent and the Company shall consider the benchmark rates being used at that time in the then prevailing market for syndicated debt financings of a similar size to, and in the same currencies as, the Facilities.

(b)	Replace the definition of “Screen Rate” in Clause 1.1 (Definitions) with the following:
“Screen Rate” means:
(a)    in relation to LIBOR:
(i)     at any time prior to an Alternative Benchmark Commencement Date in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)     at any time on or following an Alternative Benchmark Commencement Date in relation to LIBOR, the Alternative Benchmark Rate for the relevant currency and period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date; and

(b)    in relation to EURIBOR:

(i)     at any time prior to an Alternative Benchmark Commencement Date in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)     at any time on or following an Alternative Benchmark Commencement Date in relation to EURIBOR, the Alternative Benchmark Rate for Euro for the relevant period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date, provided that, in each case, if such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

2.	Cost of Funds:

(a)
Amend paragraph (b) of Clause 15.4 (Cost of Funds) such that it also applies if LIBOR or EURIBOR is to be determined by reference to a Reference Bank Rate or an Alternative Reference Bank Rate and to provide that, in entering into negotiations with the Company with a view to agreeing a substitute basis for determining the rate of interest, the Facility Agent may act in its sole discretion and will not be required to consult with or seek any consent or instruction from the Lenders or any other Finance Party.

(b)	Delete paragraph (c) of Clause 15.4 (Cost of Funds) and replace it with the following:
“Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company, be binding on all Parties.”

3.	Amendments and Waivers:

(a)	Add a new Clause 42.15 (Screen Rate) as follows:
42.15    Screen Rate
“If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Relevant Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company.”

4.	Group Intercreditor Agreement: amend the Group Intercreditor Agreement to include the following definition of Encumbrance:
“Encumbrance” means:

(a)	a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)
any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)	any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.”

5.	Amendments:

(a)	Delete the words “and Clause 42.6 (Guarantees and Security)” at paragraph (h) of Clause 42.2 (Consents)”.

(b)
At Clause 42.6 (Guarantee and Security), delete the words “more than 90 per cent.” and replace them with the words “more than 75 per cent.” and add a new sentence at the end as follows “This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the Available Facilities plus aggregate Outstandings.”

SCHEDULE 9
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 9 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Distribution Business: include the following new definition in Clause 1.1 (Definitions):
““Distribution Business” means:

(a)
the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for the avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or

(b)	any business which is incidental to or related to and, in either case, material to such business.”

2.
Impaired Agent: amend limb (c) of the definition of Impaired Agent to include the words “or (c)” before the words “of the definition of “Defaulting Lender”” and to replace the word “or” between the words “paragraph (a)” and “(b)” with a comma.

3.
Permitted Acquisition: amend the definition of Permitted Acquisition to amend limb (j) to include the words “, within 60 days of the date of such conversion,” after the words “ensure that the Security Trustee is”.

4.	Permitted Disposal: amend the definition of Permitted Disposal to:

(a)	include an additional sub-paragraph in Clause 23.11(b) as follows:
“disposals of undertakings, assets, rights or revenues comprising interests in the share capital of persons not holding or engaged in the Distribution Business of the Group or other undertakings, assets, rights or revenues not constituting part of the Distribution Business of the Group (“Non-Distribution Business Assets”);
For the avoidance of doubt and without limiting the generality of paragraph [ ] above, Non-Distribution Business Assets shall include:

(A)
undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the competitive local exchange carrier (CLEC) business, including without limitation, the business of providing traditional voice and data services and services based on Transmission Control Protocol/Internet Protocol (RCP/IP) technology and other undertakings, assets, rights or revenues constituting a part of such businesses; and

(i)
(B)    undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the business of television and radio programming, including without limitation, the business of creating and distributing special interest television channels, radio programmes, pay per view programmes and near video on demand services and other undertakings, assets, rights or revenues constituting a part of such businesses;”; and

(b)	delete sub-paragraph (b)(xlvii)(C) and (xlviii)(C) of Clause 23.11 (Disposals).

5.	Permitted Financial Indebtedness:

(a)	Amend the definition of Permitted Financial Indebtedness to amend sub-paragraph (b)(xxi) of Clause 23.13 (Restrictions on Financial Indebtedness) to delete “(xvi)”.

(b)	Include the following additional sub-paragraphs to the definition of Permitted Financial Indebtedness in Clause 23.13(b) (Restrictions on Financial Indebtedness):

(i)
“any Financial Indebtedness of a member of the Bank Group (A) incurred and outstanding on the date on which such member of the Bank Group was acquired by another member of the Bank Group or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) a member of the Bank Group or became an Affiliate Subsidiary (“Acquired Debt”) or (B) incurred to provide all or a portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which such person became a member of the Bank Group or was otherwise acquired by a member of the Bank Group or became an Affiliate Subsidiary (“Acquisition Debt”); provided that immediately following the consummation of the acquisition of such member of the Bank Group or such other transaction, (i) an Obligor would have been able to incur £1.00 of additional Financial Indebtedness pursuant to sub-paragraph (xxiv) after giving pro forma effect to the relevant acquisition or other transaction and the incurrence of such Financial Indebtedness pursuant to this paragraph or (ii) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to such acquisition or such other transaction;

(ii)	any Financial Indebtedness arising under Refinancing Indebtedness;”.

(c)
Amend sub-paragraph (A) of Clause 23.13(b)(xxvii) (Restrictions on Financial Indebtedness) to delete the words “on the last day of the financial quarter” and to add the following words after the words “greater than 5.00:1”:

“or, in the case of Acquired Debt or Acquisition Debt, the ratio of Total Net Debt to Annualised EBITDA would not be greater than it was immediately prior to the relevant acquisition or other transaction”.

6.	Permitted Payments:

(a)	Amend sub-paragraph (c)(xvii)(A) of Clause 23.14 (Restricted Payments) to replace the words “three days” with the words “three Business Days”.

(b)	Include the following additional sub-paragraph in Clause 23.14(c):
“by way of transfer to any Restricted Person of any Non-Distribution Business Assets (as defined in paragraph [ ] of the definition of Permitted Disposal) permitted in accordance with paragraph [ ] of the definition of Permitted Disposal;”.

(c)	Amend paragraph (e) of Clause 23.14 (Restricted Payments) to include the words “and is continuing” after the words “Relevant Event has occurred”.

7.	Signing Date: amend all references to “the date of this Agreement” and “the date hereof” to “the Signing Date”.

8.	ERISA: delete paragraph (c) of Clause 23.5 (Notification of Default and inspection rights).

9.	Permitted Security Interest: amend the definition of “Permitted Security Interest” in Clause 23.8(b) as follows:

(a)	to include the following words as a new sub-paragraph:
“over Non-Distribution Business Assets in respect of paragraph (xii) of the definition of Permitted Financial Indebtedness, securing Financial Indebtedness described therein or any other obligation in respect of such Non-Distribution Business Assets;”;

(b)
to include a cross-reference to the new sub-paragraph of the definition of Permitted Financial Indebtedness referred to at paragraph 5(b)(i) of this Schedule 9 in Clause 23.8(b)(xix)(A) after the cross-reference to sub-paragraph (xxxv);

(c)	in sub-paragraph (xix)(A), delete the words “Financial Indebtedness the proceeds of which are used to refinance” and replace them with “Refinancing Indebtedness in respect of”; and

(d)	in sub-paragraph (xxiii), after the words “and any guarantees thereof” add the words “or any Refinancing Indebtedness in respect of such Financial Indebtedness”.

10.	Construction:

(a)	Delete Clause 1.3(k) and replace it with the following:

“a “regulation” includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, only if compliance therewith is in accordance with the general practice of the relevant persons to whom it is intended to apply or, in the case of Clause 18 (Increased Costs) only, the relevant Finance Party or its Holding Company) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;”.

(b)	Amend Clause 1.4 (Miscellaneous) to include an additional paragraph as follows:
“Where paragraph or clause numbers have changed in this Agreement as a result of the amendments to this Agreement implemented from time to time, and such paragraph and clause numbers are referred to in any Finance Document in force at the time of such amendments, such paragraph or clause numbers shall be read and construed in this Agreement, for the purposes of the relevant Finance Document only, so that the relevant equivalent provision in this Agreement is referred to in each such Finance Document.”.

(c)	Where relevant in the Credit Agreement, amend references to “company” or “entity” to “person” in accordance with paragraph (j) of Clause 1.3 (Construction).

11.	Increased Costs:

(a)	Delete paragraph (a) of Clause 18.2 (Increased Costs Claims) and replace it with the following:

“(a)
A Relevant Finance Party intending to make a claim pursuant to Clause 18.1 (Increased Costs) shall, as soon as is reasonably practicable after that Relevant Finance Party becomes aware that circumstances have arisen which entitle it to make such claim, notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company”.

(b)	Amend paragraph (a) of Clause 18.3 (Exceptions) by including the following two sub-paragraphs:

“(xiii)	is attributable to the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union; and

(xiv)	is attributable to the implementation or application of or compliance with BEPS Action 6.”

12.
Representations: amend Clause 21.19 (Anti-Terrorism Laws) to delete the words “It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws” and to replace them with “It has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.”

13.	Finance Party: amend the definitions of “Finance Parties” and “Relevant Finance Parties” in Clause 1.1 (Definitions) to include the following wording at the end of each definition:
“provided that where the term “Finance Party” or “Relevant Finance Party” is used in, and construed for the purposes of, this Agreement or the Group Intercreditor Agreement or the HYD Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party or Relevant Finance Party (as applicable) only for the purposes of Clause 28 (Guarantee and Indemnity).”

14.	Additional Facilities:

(a)	Amend paragraph (j) of Clause 2.6 (Additional Facilities) to amend each reference to “Advances” and “Advance” to refer to “Utilisations” or “Utilisation” (as applicable).

(b)	Amend sub-paragraph (A) of Clause 2.6(a)(v) (Additional Facilities) to include the following words after the words “less than 4.50:1”:
“or, in the case of an Additional Facility proposed to be used for Acquisition Debt, the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to the relevant acquisition or such other transaction”.

15.	Revaluation of Documentary Credits:

(a)
Amend paragraph (a) of Clause 5.5 (Revaluation of Documentary Credits) to replace the words “at six monthly intervals after the date of the Documentary Credit” with the words “on the last Business Day of each financial year”.

(b)	Amend paragraph (b) of Clause 5.5 (Revaluation of Documentary Credits) to replace the words “three Business Days” with the words “ten Business Days”.

16.
Affiliates of Borrowers: amend paragraph (c) of Clause 6.7 (Affiliates of Borrowers) to include the words “, provided that such Affiliate is not an Affiliate of any other Obligor,” after the words “its Affiliate”.

17.	Information: amend Clause 23.3 (Information – Miscellaneous) to delete paragraph (c) in its entirety.

18.
Insurance: amend Clause 23.16 (Insurance) to delete the words “procure that each member of the Bank Group shall” and replace them with “procure that each of its Material Subsidiaries which is a member of the Bank Group will”.

19.	Clean Up Period: amend the definition of Clean Up Period in Clause 26.3 (Breach of other obligations) to replace the words “120 days” with the words “180 days”.

20.	Acceleration: amend Clause 26.19 (Acceleration) to replace the words “may, and if so directed by the Instructing Group will” with the words “shall, if the Instructing Group so directs”.

21.	Affiliate: amend the definition of Affiliate in Clause 1.1 (Definitions) such that it reads as follows:
“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company provided that in relation to any clause, reference or provision that uses such term an Affiliate of the Company that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuances under a Facility and to a Borrower under this Agreement and which acts in accordance with the terms of any indentures or other documents governing such issuances (a “Designated Notes Issuer”) shall not be an Affiliate of the Company or any of its Affiliates.

22.	Permitted Affiliate Group Designation: amend sub-paragraph (d)(iii) of Clause 25.1 (Permitted Affiliate Group Designation) to include the words “if available,” at the start of the limb.

23.	Permitted Payment: add a new sub-paragraph to Clause 23.14(c) as follows:
“to any Designated Notes Issuer (as defined in the definition of Affiliate) in connection with any fees, costs, indemnity claims or other expenses payable to it in connection with transactions related to the issuance of any notes, bonds or other securities;”.

24.	Assignments or Transfers by Lenders: amend paragraph (h) of Clause 36.4 (Assignments or Transfers by Lenders) to:

(a)	include the following words at the end of the paragraph:
“or a Sanctioned Lender, in each case without the prior written consent of the Company (acting in its sole discretion)”; and

(b)	add the words “or sub-participate” after the words “assign or transfer”.

25.	Sanctions:

(a)	amend Clause 21.28 (Sanctions) to include the words “(“Sanctions”)” at the end of the Clause.

(b)	include the following new definitions in Clause 1.1 (Definitions):
““Sanctioned Country” means any country or other territory subject to comprehensive countrywide or territory wide Sanctions.”
“Sanctioned Lender” means any person acting through a Facility Office situated in, or which is a branch of an institution situated in, a Sanctioned Country.”
“Sanctions” has the meaning given to that term in Clause 21.28 (Sanctions).””

26.	Limited Condition Transaction: add a new paragraph (e) to Clause 22.5 (Determinations) as follows:
“in connection with any Limited Condition Transaction, the Annualised EBITDA and all outstanding Financial Indebtedness of any company or business division or other assets to be acquired or disposed of pursuant to a signed purchase agreement (which may be subject to one or more conditions precedent) may be given pro forma effect.”.

27.	Interpretation of Events of Default: add a new Clause 1.14 (Interpretation of Events of Default) as follows:

“(a)
If any Default or Event of Default occurs due to (x) the failure by any person to take any action by a specified time, such Default or Event of Default shall be deemed to have been remedied at the time, if any, that the applicable person takes such action or (y) the taking of any action by any person that is not then permitted by the terms of this Agreement or any other Relevant Finance Document, such Default or Event of Default shall be deemed to be remedied on the earlier to occur of (A) the date on which such action would be permitted at such time to be taken under this Agreement and the other Relevant Finance Documents and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Relevant Finance Documents. If any Default or Event of Default occurs that is subsequently remedied (a “Cured Default”), any other subsequent Default or Event of Default resulting from the taking or omitting to take any action by any person, which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be remedied automatically upon, and simultaneously with, the remedy of the Cured Default. Notwithstanding anything to the contrary in this paragraph, a Default or Event of Default (the “Initial Default”) may not be cured pursuant to this Clause 1.14:

(i)
in the case of an Initial Default described in sub-paragraph (y) above, if an officer of the Company had Knowledge at the time of taking any such action that such Initial Default had occurred and was continuing; or

(ii)
if the Facility Agent shall have declared all Outstandings to be immediately due and payable pursuant to the provisions described under Clause 26.19 (Acceleration) prior to the date such Initial Default would have been deemed to be remedied under this paragraph.

(b)
For purposes of this Clause 1.14, “Knowledge” shall mean, with respect to an officer of the Company, (i) the actual knowledge of such individual or (ii) the knowledge that such individual would have obtained if such individual had acted in good faith to discharge his or her duties with the same level of diligence and care as would reasonably be expected from an officer in a substantially similar position.

(c)
Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to report or deliver a required certificate in connection with an Initial Default then at the time such Initial Default is remedied, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be remedied without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Clause 23.2 (Financial information), or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be remedied upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Agreement.”

28.
Resignation of a Borrower: amend paragraph (a) of Clause 36.2 (Resignation of a Borrower) to delete the words “With the prior consent of the Instructing Group in relation to each Facility to which that Borrower is a borrower,” at the start of that paragraph.

29.	New Equity: amend the definition of “New Equity” in Clause 1.1 (Definitions) to replace the reference to “Parent” with “Parent Entity”.

30.
Lending Transactions: amend sub-paragraph (h) of Clause 23.15 (Loans and guarantees) to include the words “directly or indirectly” after the words “…or Subordinated Funding provided” and also after the words “equity subscribed by any Restricted Person”.

31.	Baskets: add a new Clause 1.15 (Baskets) as follows:

“(a)
In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(b)
Any amounts incurred or actions taken on the basis of any basket, test or permission where an element is set by reference to a percentage of Annualised EBITDA or Total Assets (“EBITDA or Total Assets based basket”) shall (provided that such amounts or actions taken are, at the time of incurrence or being taken, duly and properly incurred or taken in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred or taken without the occurrence of a Default or Event of Default in the event that such EBITDA or Total Assets based basket subsequently decreases.”

32.
Financial Indebtedness in the nature of equity: amend sub-paragraph (f)(viii) of the definition of “Financial Indebtedness” in Clause 1.1 (Definitions) to delete the words “redeemable shares” in parentheses and replace them with the words “shares which are redeemable by the holder of such shares on or before the latest Final Maturity Date”.

33.
Break Costs: amend sub-paragraph (a)(i) of the definition of “Break Costs” in Clause 1.1 (Definitions) to include the words “and the effect of any interest rate floor” after the words “excluding the Margin” in parentheses.

34.	Content: amend the definition of “Content” in Clause 1.1 (Definitions) to include the words “production of and” after the word “means”.

35.	Solvency: delete Clause 21.27 (Solvency) in its entirety and replace it with the following:
“On the Signing Date and after taking into account all rights of indemnity, subrogation and contributions available to the US Obligors under the terms of the Relevant Finance Documents and applicable law, (a) the fair value of the assets of the US Obligors and their Subsidiaries (on a consolidated basis), at a fair valuation, will exceed (on a consolidated basis) their debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the US Obligors and their Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability (on a consolidated basis) of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the US Obligors and their Subsidiaries (on a consolidated basis) will be able to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (d) the US Obligors and their Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Signing Date.”

36.	Calculating Annualised EBITDA and Total Assets: add the following paragraph as a new paragraph (b) to Clause 22.3 (Calculations), and label the existing paragraph in that Clause “(a)”:

“(b)
For the purposes of calculating Annualised EBITDA for any period (or part of any period) or Total Assets in respect of which the relevant financial information does not include one or more members of the Bank Group on a consolidated basis, the financial information available for such members of the Bank Group on an unconsolidated basis for that period (or part of that period) may be used to calculate Annualised EBITDA or Total Assets (as applicable) for the Bank Group on a combined basis.”

37.	Permitted Security Interest:

(a)	Amend the definition of “Permitted Security Interest” in Clause 1.1 (Definitions) to replace the reference to “23.8(a)” with “23.8(b)”.

(b)
Amend sub-paragraph (xiii) of the definition of “Permitted Security Interest” in Clause 23.8(b) (Negative Pledge) by deleting the words “provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilised under the basket in Clause 23.11(b)(xv) (Disposals), shall not exceed £330,000,000 at any time”.

(c)
Amend the definition of “Permitted Security Interest” in Clause 23.8(b) (Negative Pledge) to add a new sub-paragraph (xviii) as follows, and to make the consequential changes to the numbering of the subsequent sub-paragraphs:

“(xviii)    required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction;”.

38.	Disposals: amend Clause 23.11(b) (Disposals) to add new sub-paragraphs as follows, and make consequential changes to the numbering of the other sub-paragraphs:

“(xxviii)	any disposal or issue of shares to the management of any member of the Bank Group in accordance with any management incentive scheme;”; and

“(xxxii)	any disposal by way of payment of any earn outs;”.

39.	Acquisitions and mergers: in Clause 23.12(a) (Acquisitions and mergers):

(a)	amend sub-paragraph (v) by adding the words “or acquisition” after the word “subscription”; and

(b)	amend sub-paragraph (vi) by deleting the proviso in its entirety, and replacing the “,” after the words “Clause 23.31 (Internal Reorganisations)” with “.”.

40.
Restrictions on Financial Indebtedness: in Clause 23.13(b) (Restrictions on Financial Indebtedness), amend sub-paragraph (xvii) by deleting the words “the Company or Intermediate Holdco” and replacing them with the words “any member of the Bank Group”.

41.	Subsidiary accession requirements:

(a)	Amend paragraph (b) of Clause 25.1 (Permitted Affiliate Group Designation) to include the following words at the end of that sub-paragraph, before the “;”:
“, provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this paragraph (b) if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such Subsidiary becomes a Permitted Affiliate Parent”.

(b)
Amend sub-paragraph (iii) of Clause 25.2(b) (Acceding Borrowers) to insert the following wording at the end of that sub-paragraph: “(subject to the proviso at sub-paragraph (iii) of paragraph 4 of Schedule 8 (Accession Documents)).”.

(c)
Amend sub-paragraph (ii) of Clause 25.3(b) (Acceding Guarantors) to insert the following wording at the end of that sub-paragraph: “(subject to the proviso at sub-paragraph (iii) of paragraph 4 of Schedule 8 (Accession Documents))”.

(d)	Include the following proviso at the end of sub-paragraph (iii) of Clause 25.3(b) (Acceding Guarantors):
“, provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this sub-paragraph (iii) if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such Proposed Affiliate Subsidiary becomes an Acceding Guarantor”.

(e)	Amend paragraph 4 of Schedule 8 (Accession Documents) to replace the “and” before limb (ii) with “,” and to add a new limb “(iii)” as follows:
“, and (iii) the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this paragraph 4 if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the relevant accession”.

42.	Cross Default: amend Clause 26.5(d) (Cross default) to add a new sub-paragraph (vi) as follows, and to make consequential changes to the numbering of the existing sub-paragraphs:
“if the Financial Indebtedness is covered by a Documentary Credit or a letter of credit, bank guarantee, indemnity or other documentary credit under an Ancillary Facility;”.

43.	Excluded Matters: include a new Clause 26.23 as follows:
“Excluded Matters
Notwithstanding any other term of the Finance Documents:

(a)	no Permitted Transaction;

(b)
other than in the case of an Event of Default under Clause 26.2 (Non-payment), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Facility Document; and

(c)	no Withdrawal Event,
shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking in the Relevant Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Relevant Finance Documents.

For the purpose of this Clause, “Withdrawal Event” means:

(a)	the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union (being the euro);

(b)	the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union; and/or

(c)	the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.”

44.	Permitted Tax Reorganisation:

(a)	Amend Clause 1.1 (Definitions) to add the following new definition of ‘‘Permitted Tax Reorganisation’’ as follows:
“‘‘Permitted Tax Reorganisation’’ means any reorganisations and other activities related to tax planning and tax reorganisation entered into prior to, on or after the [restatement date] so long as such Permitted Tax Reorganisation is not materially adverse to the Lenders (as determined by the Company in good faith).”.

(b)	Amend the definition of “Permitted Transaction” in Clause 1.1 (Definitions) to add a new paragraph (f) as follows, and to make the consequential numbering changes to the existing sub-paragraphs:
“a Permitted Tax Reorganisation;”.

45.	Additional Facilities: amend each of sub-paragraphs (ii)(D) and (iii)(E) of Clause 2.6(j) (Additional Facilities) to delete all references to the word “reasonable”.

46.	Definitions: amend Clause 1.1 (Definitions) as follows:

(a)	include a definition of “BEPS Action 6” as follows:
““BEPS Action 6” means Action 6 of the Base Erosion and Profit Shifting Action Plan as set out in the Final Report published by the Organisation for Economic and Corporate Development on 5 October 2015.”;

(b)	delete the word “reasonable” from the definition of “Net Proceeds”;

(c)
delete the definition of “Production Facilities” in its entirety and replace it with the following words: ““Production Facilities” means any facilities provided to any member of the Bank Group to finance a production.”;

(d)
include the following proviso at the end of the definition of “80% Security Test”: “and provided further that the EBITDA of any member of the Bank Group that is not required to (or cannot) become a Guarantor and grant Security (or procure the granting of Security) due to the provisions of the Agreed Security Principles shall be disregarded for the purposes of calculating the 80% Security Test numerator and denominator.”;

(e)	amend the definition of “Insolvency Event” to add a new paragraph as follows:
“has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;”; and

(f)	include a definition of “Refinancing Indebtedness” as follows:
““Refinancing Indebtedness” means Financial Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Financial Indebtedness existing on the [restatement date] or incurred in compliance with this Agreement including Financial Indebtedness that refinances Refinancing Indebtedness, including successive refinancings, provided, however, that:

(a)
such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Financial Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, incurred in connection with such Refinancing Indebtedness and Financial Indebtedness being refinanced; and

(b)
if the Financial Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Financial Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Financial Indebtedness may be incurred from time to time after the termination, discharge or repayment of all or any part of any such Financial Indebtedness.”.

47.	Assignments and transfers by Lenders: amend paragraph (b)(i) of Clause 36.4 (Assignments or Transfers by Lenders) to include the following words at the end of that paragraph, before the words “; and”:
“, in each case, which is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, Standard & Poor’s or Fitch”.

48.
Interest: in Clause 14.2 (Duration) delete the words “(i) one, two, three or six months in respect of each Term Facility, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree with the Borrower and (ii)” and replace them with the following words:

“(i) one, two, three or six months in respect of each Term Facility; (ii) any shorter period agreed by the relevant Borrower and the Facility Agent; (iii) any longer period of up to 12 months agreed by the relevant Borrower and the Facility Agent (acting on the instruction of the Instructing Group in relation to the relevant Facility); or (iv)”.

49.
Utilisation: in sub-paragraph (h) of Clause 4.1 (Conditions to Utilisation), delete the words “all the Lenders having a Revolving Facility Commitment in that Revolving Facility” and replace them with the following words “the Facility Agent (acting on the instructions of the Instructing Group in relation to the relevant Revolving Facility)”.

50.	Further assurance: amend Clause 23.26 (Further Assurance) to delete sub-paragraph (b)(iv)(B) in its entirety and replace it with the following:
“any member of the Bank Group or any Permitted Affiliate Parent (as applicable) which is required to become an Obligor shall be entitled to become an Obligor without delivering any Security Documents to the Security Trustee at the time of its accession provided that such Security Documents shall be delivered to the Security Trustee within 60 days of its accession to this Agreement as an Obligor.”

51.	Cessation of business: amend Clause 26.13 (Cessation of Business) to include the following words at the end of that clause:
“, except as a result of a Permitted Disposal, Permitted Acquisition or a Permitted Transaction or as otherwise permitted under this Agreement.”.

52.
Agreed Security Principles: amend the Credit Agreement in line with recent Liberty precedents to include a schedule of “Agreed Security Principles” and provide that the 80% Security Test and other obligations to grant guarantees and security (including further assurance obligations) are subject to such Agreed Security Principles.

53.	Multilateral Instrument:

(a)	include the following new definitions in Clause 1.1 (Definitions):
““MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.
“MLI Borrower Jurisdiction” means the jurisdiction in which the relevant Borrower is treated as resident for the purposes of the Relevant Covered Tax Agreement.
“MLI Disclosure Condition” means the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than 10 Business Days prior to the date on which the relevant Lender became a Lender pursuant to this Agreement.
“MLI Lender Jurisdiction” means the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement.
“MLI Notification” means a notification validly made pursuant to Article 29 of the MLI.
“MLI Reservation” means a reservation validly made pursuant to Article 28 of the MLI.
“Relevant Covered Tax Agreement” means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction.”

(b)
amend the definition of “Change in Tax Law” in Clause 1.1 (Definitions) by deleting the words “, or in the interpretation, administration or application of” and including the words “other than: (i) a change in a Relevant Covered Tax Agreement (or the interpretation, administration or application of a Relevant Covered Tax Agreement) that occurs pursuant to the MLI and in accordance with MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Borrower Jurisdiction, where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition” after the words “any Law relating to taxation” and before the words “(a) in the case of”.

54.	Permitted Financing Action:

(a)	amend paragraph (c) of Clause 12.4 (Miscellaneous provisions) to add the following words to the end of that paragraph:
“(except to the extent any part of an Advance is to be repaid on a cashless basis as part of a Permitted Financing Action)”.

(b)	amend Clause 32.1 (Payments to the Facility Agent) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.”

(c)	amend Clause 32.3 (Clear Payments) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.”

55.	Release condition:

(a)	amend Clause 23 (Undertakings) to add the following words as a new Clause 23.37:
“23.37    Ratings Trigger

(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:
(i) the following obligations and restrictions shall be suspended and shall not apply:

(A)	the requirement to make mandatory prepayments under Clause 12.2 (Mandatory prepayment from disposal proceeds);
(B)    the restrictions under Clause 23.11 (Disposals);
(C)    the provisions of Clause 23.12 (Acquisitions and mergers);

(D)	the provisions of Clause 23.13 (Restrictions on Financial Indebtedness);
(E)    the provisions of Clause 23.14 (Restricted Payments);
(F)    the provisions of Clause 23.15 (Loans and guarantees);
(G)    the restrictions under Clause 23.16 (Insurances);
(H)    the restrictions under Clause 23.17 (Intellectual Property Rights);
(I)     the restrictions under Clause 23.18 (Share capital);

(J)    the restrictions under Clause 23.22 (ERISA);
(K)    the restrictions under Clause 23.23 (Pension Plans);

(L)	the provisions of paragraphs (b) and (g) of Clause 23.26 (Further Assurance); and
(M)    the restrictions under Clause 23.28 (High Yield Notes);

(ii)
the leverage financial covenant in Clause 22.2 (Financial Ratio) shall only be tested semi annually (for the Ratio Period ending on the second and fourth Quarter Dates in each financial year) if the Financial Ratio Test Condition is met on such second and fourth Quarter Dates in each financial year and the Financial Ratio Test Condition will only apply to such second and fourth Quarter Dates;

(iii)
the relevant Margin payable on any utilisation under the Revolving Facility, (to the extent specified in the relevant Additional Facility Accession Deed for that Additional Facility) an Additional Facility Advance or Unpaid Sum (as applicable) will be reduced by 0.50 per cent. per annum; and

(iv)
the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by 50 per cent.

(b)
If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Document that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

(c)
In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 12 (Mandatory Prepayment and Cancellation) as a result of the Release Condition being satisfied (the “Released Amounts”), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.

(d)	For the purposes of this Clause 23.37 the “Release Condition” means the Facilities or the Company receive any two of the following:
(i) a rating of “Baa3” (or the equivalent) or higher from Moody’s or any of its successors or assigns;
(ii) a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s or any of its successors or assigns; and/or
(iii) a rating of “BBB-” (or the equivalent) or higher from Fitch or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.”

(b)	amend the definitions of “Additional Facility Margin”, “Margin” and “Revolving Facility Margin” in Clause 1.1 (Definitions) to include the following wording at the end of each definition:
“, and if applicable, as reduced pursuant to Clause 23.37 (Ratings Trigger)”.

56.	Contractual recognition of bail-in

(a)	amend Clause 34 (Sharing among the Relevant Finance Parties) to add the following words as a new Clause 34.7 (Contractual recognition of bail-in):
“Notwithstanding any other term of any Relevant Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Relevant Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability; and

(b)	a variation of any term of any Relevant Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.”

(b)	amend Clause 1.1 (Definitions) to add the following new definitions:
““Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to the United Kingdom (if a Withdrawal Event is effected by the United Kingdom) Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

(c)	in relation to any other state, any analogous law from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)    in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.”

57.	QFC Credit Support

(a)	amend Clause 34 (Sharing among the Relevant Finance Parties) to add the following words as a new Clause 34.8 (QFC Credit Support):
“To the extent that the Relevant Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Relevant Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Relevant Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Relevant Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	For the purposes of this Clause 34.8, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

IN WITNESS WHEREOF this Additional O Facility Accession Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE COMPANY
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director

AUTHORIZED SIGNATORY
………………………………………….
Name: AUTHORIZED SIGNATORY

Witness

AUTHORIZED SIGNATORY
………………………………………….
Name: AUTHORIZED SIGNATORY
Address: Virgin Media, Griffin House, Hammersmith Rd, W6 8BS

(Signature Page to Additional O Facility Accession Deed)

THE BORROWER
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA SFA FINANCE LIMITED acting by:

AUTHORIZED SIGNATORY
………………………………………….
Name: AUTHORIZED SIGNATORY
Title: Acting CFO

Witness

AUTHORIZED SIGNATORY
………………………………………….
Name: AUTHORIZED SIGNATORY
Address: Virgin Media, Griffin House, Hammersmith Rd, W6 8BS

(Signature Page to Additional O Facility Accession Deed)

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA

AUTHORIZED SIGNATORY	AUTHORIZED SIGNATORY

By: AUTHORIZED SIGNATORY	By: AUTHORIZED SIGNATORY

Director	Director

(Signature Page to Additional O Facility Accession Deed)

ADDITIONAL O FACILITY LENDERS
EXECUTED for and on behalf of
THE BANK OF NOVA SCOTIA

AUTHORIZED SIGNATORY	AUTHORIZED SIGNATORY

By: AUTHORIZED SIGNATORY	By: AUTHORIZED SIGNATORY

Director	Director

(Signature Page to Additional O Facility Accession Deed)